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[Coopers & Lybrand Letterhead]

December 12, 1996


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549


As previously communicated to the Commission by fax on December 6, 1996, the client-auditor relationship between Filene's Basement Corp. (Commission File Number 0-19149) and Coopers & Lybrand L.L.P. has ceased. With respect to this event, we confirm the following, as reported to the Commission by Filene's Basement Corp. (the "Registrant") on Form 8-K:


     - Our report on the Registrant's financial statements for fiscal years 1994 and 1995 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

     - During the fiscal year ended February 3, 1996 and January 28, 1995 and the subsequent interim period immediately preceding the date of the change in accountants, the Registrant had no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused us to make a reference to the subject matter of the disagreement in connection with our reports on the financial statements of the Registrant.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.